Exhibit 10.4

September 15, 2015

Psychemedics Corporation

125 Nagog Park, Ste 200

Acton, MA 01720

Attn: Neil Lerner

Re:	The proposal letter issued by Banc of America Leasing & Capital, LLC to Psychemedics Corporation dated August 19, 2015 (the “Proposal Letter”)

Dear Mr. Lerner:

Banc of America Leasing & Capital, LLC (“BALC”) is pleased to confirm its willingness to proceed with the transaction with Psychemedics Corporation (“Lessee”) as set forth in the Proposal Letter (a copy of which is attached hereto and made a part hereof) and subject to the following:

DOCUMENTATION:	Lessee shall execute and deliver all transaction documents, in form and substance satisfactory to BALC, and satisfy all conditions required by BALC.
APPROVAL AMOUNT:	An amount not to exceed $ 1.800,000.00 (“BALC’s Cost”) which may with BALC’s prior consent include soft costs such as freight, installation and taxes paid up-front by BALC not exceeding 20% of the BALC’s Cost, but may not exceed the fair market value of the Equipment. BALC’s Cost for used Equipment may be subject to verification by an independent third party appraiser at Lessee’s expense.

UTILIZATION PERIOD EXPIRATION DATE:	The latest date for any funding shall be August 31, 2016.

PREVAILING CONDITIONS:	The terms and conditions of the Proposal Letter, by reference, are incorporated herein. If there is a conflict between any terms or conditions of the Proposal Letter and this approval, the terms and conditions of this approval shall govern.

The commitment of BALC to enter into this transaction is based on the current business, management, and financial condition of Lessee and Guarantors, if any. Accordingly, this approval is further subject to the condition that there does not occur any material adverse change in the business, current management, or financial condition of Lessee or any Guarantor, in BALC’s sole determination.

This letter is subject to the internal laws of the State of Georgia, is intended solely for the benefit of Lessee, and may be amended only in a writing signed by BALC.

Please acknowledge your acceptance of the terms and conditions of this approval and return it to my attention no later than ten (10) business days after the date hereof. If BALC is not in receipt of your acceptance by that date, the approval set forth herein will terminate. My address is:

Banc of America Leasing & Capital, LLC

125 Dupont Drive

Providence, RI 02907

Mail Stop: RI1 121 01 18

Thank you for allowing Banc of America Leasing & Capital, LLC to make this transaction available to you. If you have any questions, please do not hesitate to call me at (401) 865-7556.

Sincerely,

Karen Vieira

Assistant Vice President, Senior Operations Consultant

cc: Brian Roche, Senior Vice President

Psychemedics Corporation hereby agrees to the terms and conditions set forth herein.

By:

Printed Name:

Title:

Date:

Banc of America Leasing & Capital, LLC Equipment Security Note Number 005

This Equipment Security Note No. 005, dated as September 15, 2015, (this "Equipment Note"), is entered into pursuant to and incorporates by this reference all of the terms and provisions of that certain Master Loan and Security Agreement No. 26928-70000 dated as of March 19, 2014 (the "Master Agreement"), by and between Banc of America Leasing & Capital, LLC ("Lender") Psychemedics Corporation ("Borrower"). All capitalized terms used herein and not defined herein shall have the respective meanings assigned to such terms in the Master Agreement. If any provision of this Equipment Note conflicts with any provision of the Master Agreement, the provisions contained in this Equipment Note shall prevail. Borrower hereby authorizes Lender to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Equipment Note.

The occurrence of an "Event of Default," as defined in the Master Agreement, shall entitle Lender to accelerate the maturity of this Equipment Note and to declare the Prepayment Amount to be immediately due and payable, and to proceed at once to exercise each and every one of the remedies provided in the Master Agreement or otherwise available at law or in equity. All of Borrower's Obligations under this Equipment Note are absolute and unconditional, and shall not be subject to any offset or deduction whatsoever. Borrower waives any right to assert, by way of counterclaim or affirmative defense in any action to enforce Borrower's Obligations hereunder, any claim whatsoever against Lender.

1.   Equipment Financed; Equipment Location; Grant of Security Interest. Subject to the terms and provisions of the Master Agreement and as provided herein, Lender is providing financing in the principal amount described in Section 2 below to Borrower in connection with the acquisition or financing of the following described Equipment:

Quantity Description Serial Number Cost

See Schedule A made apart hereto

Location of Equipment. The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

Location Address City County State ZIP

6100 Bristol PKWY Culver City Los Angeles CA 90230

Borrower has agreed and does hereby grant a security interest in and to the Equipment and the Collateral related thereto, whether now owned or hereafter acquired and wherever located, in order to secure the payment and performance of all Obligations owing to Lender, including but not limited to this Equipment Note, all as more particularly provided in the Master Agreement. Lender's agreement to provide the financing contemplated herein shall be subject to the satisfaction of all conditions established by Lender and Lender's prior receipt of all required documentation in form and substance satisfactory to Lender in its sole discretion.

2.   Payments. For value received, Borrower promises to pay to the order of Lender, the principal amount of $1,098,539.10 together with interest thereon as provided herein. This Equipment Note shall be payable by Borrower to Lender in 60 consecutive monthly installments of principal and interest (the "Payments") commencing on October 16, 2015 (the “Initial Payment”) and continuing thereafter through and including the Maturity Date (as defined below) (collectively, the “Equipment Note Term”). Each Payment shall be in the amount provided below, and due and payable on the same day of the month as the Initial Payment set forth above in each succeeding payment period (each, a "Payment Date" and the final such scheduled Payment Date, the "Maturity Date") during Equipment Note Term. All interest hereunder shall be calculated on the basis of a year of 360 days comprised of 12 months of 30 days each. The final Payment due and payable on the Maturity Date shall in any event be equal to the entire outstanding and unpaid principal amount of this Equipment Note, together with all accrued and unpaid interest, charges and other amounts owing hereunder and under the Master Agreement.

(a) Interest Rate.

Interest shall accrue on the entire principal amount of this Equipment Note outstanding for any calendar month or portion thereof, at a per annum rate of interest equal to (i) 2 and 2064/1000 percent (2.2064%) plus the rate of interest equal to the “average of interbank offered rates for dollar deposits in the London Market based on quotations of sixteen (16) major banks” for a term of 30 days as published in the Wall Street Journal under a heading entitled “Money Rates, London Interbank Offered Rates (LIBOR)” or any future or substitute heading, on the first day of the month (if the Payments are due on the 1st through the 15th of the month) or the fifteenth day of the month (if the Payments are due on the 16th through the 30th day of the month) preceding the Payment Date for the applicable Payment, or (ii) if less, the highest rate of interest permitted by applicable law (the "Interest Rate") from the Advance Date set forth below until the principal amount of this Equipment Note is paid in full, and shall be due and payable on each Payment Date.

(b) Payment Amount.

The amount of each Payment shall consist of $18,308.99 of principal, plus all interest accrued at the Interest Rate.

3. Prepayment. Borrower may prepay all (but not less than all) of the outstanding principal balance of this Equipment Note on a scheduled Payment Date upon 30 days prior written notice from Borrower to Lender, provided that any such prepayment shall be made together with all accrued interest and other charges and amounts owing hereunder through the date of prepayment.

4. Borrower Acknowledgements. Upon delivery and acceptance of the Equipment, Borrower shall execute this Equipment Note evidencing the amounts financed by Lender in respect of such Equipment and the Payments of principal and interest hereunder. By its execution and delivery of this Equipment Note, Borrower:

(a) reaffirms of all of Borrower’s representations, warranties and covenants as set forth in the Master Agreement and represents and warrants that no Default or Event of Default under the Master Agreement exists as of the date hereof;

(b) represents, warrants and agrees that: (i) the Equipment has been delivered and is in an operating condition and performing the operation for which it is intended to the satisfaction of Borrower; (ii) each item of Equipment has been unconditionally accepted by Borrower for all purposes under the Master Agreement and this Equipment Note; and (iii) there has been no material adverse change in the operations, business, properties or condition, financial or otherwise, of Borrower or any Guarantor since December 31, 2013;

(c) authorizes and directs Lender (i) to advance the principal amount of this Equipment Note to reimburse Borrower or pay Vendors all or a portion of the purchase price of Equipment in accordance with Vendors’ invoices therefor, receipt and approval of which are hereby reaffirmed by Borrower, and (ii) to enter the date of such advance below Lender’s signature as the “Advance Date” for all purposes hereof; and

(d) agrees that Borrower is absolutely and unconditionally obligated to pay Lender all Payments at the times and in the manner set forth herein.

BANC OF AMERICA LEASING & CAPITAL, LLC
By:	Borrower: Psychemedics Corporation
Printed Name:	By:
Title:	Printed Name:
Advance Date:	Title:

SUMMARY OF TERMS AND CONDITIONS

Date:	August 19, 2015.

Borrower:	Psychemedics Corporation (“Borrower”).

Guarantor(s):	N/A.

Secured Party:	Banc of America Leasing & Capital, LLC (“BAL”) or its designee (”Secured Party”).

Collateral:	New and used equipment acceptable to Secured Party (individually, an “item of Equipment” and collectively, the “Collateral”).

Loan Amount:	$1,800,000 but in no event greater than 100% of the cost of new Collateral (the “Loan Amount”).

Security Interest:	Secured Party shall have a first priority security interest in the Collateral.

Base Date:	No later than August 31, 2016 (the “Base Date”).

Loan Term:	60 months from the Base Date (the “Loan Term”).

Terms of Payment:	Borrower shall make 60 equal monthly payments, payable in arrears.

Interest Rate:	The Indicative Rate in effect at the time of this Proposal is 3.19% Fixed for 60 months, for new Loans funding within 3 weeks of Proposal date. After that, the actual Interest Rate for each new Loan will be (i) based on mutual agreement between Secured Party & Borrower and (ii) determined in accordance with the policies of Secured Party in effect at the time that the applicable Equipment Note is being documented. 30 day Libor + 2.00% is also available (2.20% all-in as of today).

Prepayment:	The outstanding principal balance of the Loan may be prepaid in whole or in part at any time, together with all interest and late charges accrued through the date of prepayment. There will be no prepayment charge for a Libor Rate Loan. A Fixed Rate Loan would have a prepayment charge calculated as follows: 1% of the amount prepaid during the first two years of a Fixed Rate Loan term, and no prepayment charge during the ensuing three years of a Fixed Rate Loan term. Partial prepayments shall be applied against principal installments in their inverse order of maturity.

Market Disruption:	Notwithstanding anything contained herein to the contrary, in the event any material change shall occur in the financial markets after the date of this Proposal, including but not limited to any governmental action or other event which materially adversely affects the extension of credit by banks, leasing companies or other lending institutions, Secured Party may modify the indicative pricing described above.

Expenses:	Borrower shall be responsible for all of its own costs and expenses incurred in connection with this Proposal or the transaction contemplated hereby. Borrower shall reimburse Secured Party for all out-of-pocket costs and expenses incurred by Secured Party in connection with this Proposal or the transaction contemplated hereby, including legal fees and appraisal fees. An invoice in the amount of $250 to cover the cost of UCC filings and searches will be included in Borrower’s initial document package, and an invoice in the amount of $50 will be included on each additional funding under the loan.

Documentation:	All documentation for the Proposal must be acceptable to Secured Party, and will contain such terms, conditions, representations, warranties and indemnities as are customary for transactions of this type.

Covenants:	1. Borrower shall maintain a Funded Debt to EBITDA Ratio of less than or equal to 3.00, measured as of each quarter end based upon the prior 12 months’ results. “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt. “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus cash income taxes, interest expense, depreciation, depletion, amortization and other non-cash charges.

2. Borrower shall maintain a Fixed Charge Coverage Ratio greater than or equal to 1.50, measured as of each quarter end based upon the prior 12 months’ results, and is defined as A) EBITDA plus lease/rent expense, minus cash income taxes, withdrawals, unfinanced capital expenditures and other distributions, to B) Interest expense plus lease/rent expense, plus the current portion of long term debt actually paid or scheduled to be paid during the measurement period, plus current portion of capitalized lease obligations.

Confidentiality:	This Proposal is delivered to Borrower with the understanding that neither it nor any of its terms and conditions will be disclosed to any persons or entities, except those having a confidential relationship with Borrower in relation to the Proposal or where disclosure is required by law.

Syndication:	The transaction contemplated by this Proposal may be syndicated or assigned in whole or in part to one or more institutions. Borrower agrees not to engage any other capital providers for the same or similar financing for a period of 90 days from the date of acceptance of the Proposal. BAL is authorized to disclose to any prospective participant or assignee any information it has or may receive regarding the Borrower, any Guarantor(s), the Equipment or the Proposal. By accepting the Proposal, each of the Borrower and any Guarantor(s) acknowledges and agrees that: (a) in connection with all aspects of the transaction contemplated by the Proposal, the Borrower and any Guarantor(s) and BAL and any affiliate through which it or they may be acting (the “BA Parties” and each a “BA Party”), have an arm’s-length business relationship that creates no fiduciary, advisory or agency duty on the part of any BA Party and each expressly disclaims any fiduciary, advisory or agency relationship; and (b) conflicts of interest may arise among any BA Party, Borrower, any Guarantor(s) and other participants in the Proposal due to their role(s) in the Proposal and the differing interests and relationships among themselves and other parties, and the BA Parties are under no duty to disclose such conflicts or interests; and (c) the BA Parties may receive compensation from other parties to the Proposal. To the fullest extent permitted by law, Borrower and any Guarantor(s) hereby waive and release any claims that they may have against the BA Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by the Proposal.

USA Patriot Act
Compliance:	Borrower acknowledges that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), BAL is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow BAL to identify Borrower in accordance with the Patriot Act.

Sharing of
Information:	Borrower and Guarantor acknowledge and agree that any information regarding the Borrower and the Guarantor or their respective partners, members or affiliates provided to any affiliate of the Secured Party by Borrower or the Guarantor may be shared by said affiliate with the Secured Party. In addition, Borrower and Guarantor acknowledges and agrees that any information regarding the Borrower and the Guarantor or their respective partners, members or affiliates, the loan and the Collateral provided to the Secured Party by the Borrower, the Guarantor or any affiliate of Borrower may be shared by the Secured Party with its affiliates, agents and any potential or actual assignees. Borrower and Guarantor further acknowledges and agrees that the terms of this provision apply to all such information notwithstanding the fact that certain information may be confidential or subject to an agreement that would otherwise prohibit or limit the disclosure of such information in accordance with this provision.

Proposal Fee:	Fee Waived.

The undersigned, by its authorized representative below, accepts the above Proposal, agrees to furnish BAL, its successors and assigns, any information relating to the business or financial condition of Borrower or its affiliates, and authorizes BAL, Bank of America, N.A. and their affiliates to disclose to, discuss with and distribute such information (and any information they may already have) to any other affiliates or proposed assignees or successors of BAL.

Borrower
Psychemedics Corporation

BY:	DATE:

TITLE:	Federal Tax I.D. Number: